Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Zentalis Pharmaceuticals, Inc. 2022 Employment Inducement Incentive Award Plan and the Zentalis Pharmaceuticals, Inc. 2020 Incentive Award Plan dated August 9, 2022, of our reports dated February 24, 2022 with respect to the consolidated financial statements of Zentalis Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Zentalis Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
August 9, 2022